Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Immix Biopharma, Inc. (the “Company”) of our report dated July 20, 2021 (except for the effects of the restatement in Notes 2, 3, and 7 as to which the date is September 16, 2021, and for the effects of the forward stock split discussed in Note 10 as to which the date is October 4, 2021) (which report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Immix Biopharma, Inc. and subsidiary included in the Company’s Registration Statement on Form S-1 (333-259591), as amended.

/s/ KMJ Corbin & Company LLP

Irvine, California
January 25, 2022